Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 05/20/10

Iteris, Inc. Reports Fourth Quarter Revenue of $15.0 Million

— Roadway and Vehicle Sensors net sales grew 13% and 17% respectively —

SANTA ANA, Calif. — May 20, 2010 — Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fourth fiscal quarter ended March 31, 2010.

For the quarter ended March 31, 2010, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $15.0 million, representing an 8.6 percent decrease compared to net sales and contract revenues of $16.4 million reported in the same quarter of the prior fiscal year. The decrease was primarily as a result of a 29.1 percent decline in Transportation Systems consulting revenues due to unusually high sub-consultant content in the quarter ended March 31, 2009, resulting from the acceleration of certain contract awards. This decrease was off-set by double-digit net sales growth during the quarter ended March 31, 2010 in both Roadway Sensors and Vehicle Sensors of 13.4 percent and 17.4 percent, respectively.

Gross margins increased to 43.2 percent in the current fiscal quarter compared to 35.3 percent reported in the same quarter of the prior fiscal year. The increase in gross margins was primarily a result of a higher mix of product net sales as a percent of total net sales and contract revenues and increased Transportation Systems gross margins largely due to the lower sub-consultant content this quarter compared to the prior year quarter.

The Company reported operating income of $1.2 million for the quarter ended March 31, 2010 compared to operating income of $1.1 million in the same quarter of the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “In light of a rather challenging year and despite the year-over-year decrease in Transportation Systems revenues, I am pleased that in the fourth quarter we achieved double-digit year-over-year sales growth for both Roadway and Vehicle Sensors, reported our 18th consecutive quarter of profitability, and sequentially grew top-line revenues and operating income. The fourth quarter also included many key achievements. We executed on several of our strategic objectives including contract extensions with two of our heavy truck OEM customers, forged a strategic marketing agreement with Meritor Wabco, continued to innovate, and introduced key new products to the market. Despite the challenges we are currently experiencing in Transportation Systems, primarily due to state and local budgetary issues, I believe there will be a significant amount of funding for transportation and traffic management projects and as a technological leader, believe we are positioned to directly benefit from the new projects initiated and the pent-up demand. Our backlog remains strong and we are beginning to see more market opportunities, bolstering my optimism about the fiscal year we just entered. I believe that our investments in R&D, sales and marketing, and our improved operational efficiency have positioned us to benefit from the expected market growth.”

For the fiscal year ended March 31, 2010, net sales and contract revenues were $58.1 million, representing a decrease of 16.3 percent compared to net sales and contract revenues of $69.4 million in the prior fiscal year. The Company reported operating income of $3.3 million and net income of $2.2 million, or $0.06 per fully diluted share, for the fiscal year ended March 31, 2010 compared to operating income of $5.7 million and net income of $10.5 million, or $0.30 per fully diluted share, in the prior fiscal year.

The Company ended the current quarter with approximately $10.4 million in cash and no borrowings on its $12.0 million working capital line of credit. On March 31, 2010, there were 34.3 million shares of common stock outstanding.

Operational Highlights

•                  On February 1, 2010, the Company announced that European heavy truck manufacturer, MAN Nutzfahrzeuge AG, signed a three-year contract extension to continue to offer Iteris’ AutoVue® Lane Departure Warning Systems as a factory installed option on its heavy trucks and buses. The new contract runs from 2010 and extends through 2012.

•                  On February 23, 2010, the Company announced that Scania, one of the world’s leading manufacturers of trucks and buses for heavy transport applications, signed a three-year contract extension to continue to offer Iteris’ AutoVue® Lane Departure Warning Systems as a factory-installed option on its heavy trucks. The contract period began at end of calendar 2009 and extends through 2012.

•                  On March 4, 2010, the Company announced that, following the successful introduction of a 511 traffic information system for the Inland Empire, the Riverside County Transportation Commission awarded Iteris a $1.1 million, three-year contract to operate and maintain the system through January 2013.

•                  On March 31, 2010, Transportation Systems consulting backlog was $28.4 million. Approximately $5.5 million in new Transportation Systems consulting contracts were signed during the current quarter.

•                  On April 13, 2010, the Company announced a strategic marketing agreement with Meritor WABCO Vehicle Control Systems to allow information captured by Meritor WABCO’s SmartTrac and OnGuard active safety systems to be available through Iteris’ SafetyDirect driver performance reporting software.

•                  On May 3, 2010, the Company announced the integration of Siemens Traffic Solutions SITRAFFIC® Sphere, a new advanced transportation controller, and Iteris’ Vantage video detection system. The direct interface between the Sphere controller and Vantage video detection system, through a high-speed Ethernet interface, was designed to simplify the hardware and installation requirements of detection and controller systems in the roadside cabinets that house the traffic control equipment.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the fourth quarter ended March 31, 2010 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Thursday, June 3, 2010.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America and in Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for and acceptance of our products, technologies and services, the Company’s expansion strategies and anticipated growth opportunities, and statements about our future performance, operating results, financial condition and prospects. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the potential unforeseen impact of product offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; the timing and amount of stimulus or other funds allocated to overall infrastructure projects and the transportation industry; any additional delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; our customer’s production schedules, agendas, and plans for the deployment of our LDW system as a standard safety feature or as an option; our customer’s ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety  and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of efficiency, cost, and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector, the housing and commercial development markets, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2010	March 31, 2009
	(unaudited)
ASSETS:
Cash	$10,405	$6,372
Trade accounts receivable, net	11,311	12,448
Costs and estimated earnings in excess of billings on uncompleted contracts	3,871	4,217
Inventories	2,727	5,681
Prepaid expenses	623	272
Deferred tax assets	14,732	15,746
Property and equipment, net	2,550	3,244
Goodwill	27,791	27,774
Intangible and other assets, net	652	312
Total assets	$74,662	$76,066

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,552	$12,298
Revolving line of credit	—	—
Unrecognized tax benefits	751	1,117
Term debt	5,293	6,543
Convertible debentures, net	—	750
Total liabilities	16,596	20,708
Total stockholders’ equity	58,066	55,358
Total liabilities and stockholders’ equity	$74,662	$76,066

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2009	2010	2009
Net sales and contract revenues:
Net sales	$8,854	$7,740	$31,650	$38,427
Contract revenues	6,133	8,649	26,413	30,932
Total net sales and contract revenues	14,987	16,389	58,063	69,359
Costs of net sales and contract revenues:
Cost of net sales	4,406	4,303	16,505	20,346
Cost of contract revenues	4,109	6,298	17,399	21,094
Gross profit	6,472	5,788	24,159	27,919
Operating expenses:
Selling, general, and administrative	4,309	3,842	17,004	18,035
Research and development	940	850	3,678	4,030
Amortization of intangible assets	37	37	159	147
Total operating expenses	5,286	4,729	20,841	22,212
Operating income	1,186	1,059	3,318	5,707
Non-operating income (expense):
Other income, net	2	26	44	116
Interest expense, net	(49)	(109)	(264)	(646)

Income before income taxes	1,139	976	3,098	5,177
Benefit (provision) for income taxes	(332)	7,024	(895)	5,297
Net income	$807	$8,000	$2,203	$10,474

Earnings per share:
Basic	$0.02	$0.23	$0.06	$0.31
Diluted	$0.02	$0.23	$0.06	$0.30

Weighted average shares outstanding:
Basic	34,291	34,170	34,249	33,964
Diluted	34,451	34,295	34,435	34,638